Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Form S-1 Registration Statement of Viking Therapeutics, Inc. of our report dated May 22, 2014, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Viking Therapeutics, Inc. as of December 31, 2012 and 2013 and for the period from September 24, 2012 (inception) through December 31, 2012 and for the year ended December 31, 2013, which report appears in this Registration Statement.

We also consent to the reference to our Firm under the heading “Experts” in this Registration Statement.

/s/ Marcum LLP

Irvine, California

July 1, 2014